200 West Cypress Creek Road, Suite 400 Fort Lauderdale, Florida 33309	EXHIBIT 99.1

NEWS RELEASE

Contact:	Robert W. Beard, Senior Vice President and Investor Relations Officer 954-308-4200

SMF ENERGY CORPORATION APPEALS NASDAQ
CONTINUED LISTING REQUIREMENT

Ft. Lauderdale, FL, July 2, 2008 - SMF ENERGY CORPORATION, (NASDAQ: FUEL), a leading provider of petroleum product distribution services, transportation logistics and emergency response services to the trucking, construction, utility, energy, chemical, manufacturing, telecommunication and government service industries, announced today that it received a Nasdaq Staff Determination Letter on June 26, 2008, indicating that its common stock had not regained compliance with the $1.00 minimum bid price continued listing requirement set forth in Marketplace Rule 4310(c)(4) during the 180 day period provided by Nasdaq to the Company in December 2007 in accordance with Marketplace Rule 4310(c)(8)(D).

The Letter further states that the Company must file an appeal of the Staff’s determination to a Nasdaq Listing Qualifications Panel prior to July 3, 2008, or its common stock will be subject to delisting from The Nasdaq Capital Market at the opening of business on July 8, 2008. On July 1, 2008, the Company filed its appeal of the Staff’s determination and has been granted a hearing before the Panel on August 14, 2008. No further delisting action will be taken by Nasdaq until the Company’s appeal is heard and a final decision is issued by the Panel.

At the hearing, the Company intends to seek an exception to the minimum bid price requirement to allow time for the Company to complete a reverse stock split, and for the reverse stock split to take effect. This plan of action has generally been the only definitive plan acceptable to Panels to resolve bid price deficiency. However, there can be no assurance that the Panel will grant the Company’s request for continued listing on this basis.

About SMF ENERGY CORPORATION (NASDAQ: FUEL)

The Company is a leading provider of petroleum product distribution services, transportation logistics and emergency response services to the trucking, manufacturing, construction, shipping, utility, energy, chemical, telecommunication and government services industries. The Company provides its services and products through 26 locations in the ten states of Alabama, California, Florida, Georgia, Louisiana, Mississippi, North Carolina, South Carolina, Tennessee and Texas. The broad range of services the Company offers its customers includes commercial mobile and bulk fueling; the packaging, distribution and sale of lubricants; integrated out-sourced fuel management; transportation logistics and emergency response services. The Company’s fleet of custom specialized tank wagons, tractor-trailer transports, box trucks and customized flatbed vehicles delivers diesel fuel and gasoline to customers’ locations on a regularly scheduled or as needed basis, refueling vehicles and equipment, re-supplying fixed-site and temporary bulk storage tanks, and emergency power generation systems; and distributes a wide variety of specialized petroleum products, lubricants and chemicals to our customers. In addition, the Company’s fleet of special duty tractor-trailer units provides heavy haul transportation services over short and long distances to customers requiring the movement of over-sized or over-weight equipment and manufactured products. More information on the Company is available at www.mobilefueling.com.

FORWARD LOOKING STATEMENTS

This press release includes “forward-looking statements” within the meaning of the safe harbor provision of the Private Securities Litigation Reform Act of 1995. Because these statements depend on assumptions as to future events, they should not be relied on by shareholders or other persons in evaluating the Company. Although management believes that the assumptions reflected in such forward-looking statements are reasonable, actual results could differ materially from those projected. In addition, there are risks and uncertainties which could cause future events to differ from those anticipated by the Company, including but not limited to those cited in the “Risk Factors” section of the Company’s Form 10-K for the year ended June 30, 2007 and the in the Form 10-Q for the quarter ended March 31, 2008.